Exhibit 21.1

Subsidiaries of Worksport Ltd.

Subsidiary Name:	Jurisdiction of Incorporation or Formation:	Names Under Which Such Subsidiary Does Business:

Worksport Ltd.	Ontario, Canada	Worksport Ltd.